AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated this 30th day of September, 2008 (the "**Agreement**"), is made by and between KL Energy Corporation, a Nevada corporation ("**Surviving Corporation**"), and KL Process Design Group, LLC, a South Dakota limited liability company ("**Merging Entity**"). Surviving Corporation and Merging Entity are collectively referred to hereinafter as the "**Constituent Entities.**"

RECITALS

A. The Board of Directors and the shareholders of Surviving Corporation have determined that it is reasonable, advisable, fair and in the best interests of Surviving Corporation, and the members of Merging Entity have determined that it is reasonable, advisable, fair and in the best interests of Merging Entity, that Merging Entity merge with and into Surviving Corporation upon the terms and conditions herein provided.

B. The Board of Directors and the shareholders of Surviving Corporation and the members of Merging Entity have respectively approved this Agreement and have directed that this Agreement be executed by the undersigned officers and members.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Surviving Corporation and Merging Entity hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I. MERGER

1.1 Merger. In accordance with the provisions of this Agreement, Chapter 92A of the Nevada Revised Statutes ("**NRS**"), the South Dakota Limited Liability Company Act, and the respective charter documents of the Constituent Entities, Merging Entity shall be merged with and into Surviving Corporation, the separate existence of Merging Entity shall cease, and the name of Surviving Corporation shall remain KL Energy Corporation (the "**Merger**").

1.2 Closing. The closing of the Merger (the "**Closing**") shall take place at the offices of Greenberg Traurig, LLP, at 3161 Michelson Drive, Suite 1000, Irvine, California 92612, at the date and time on which the conditions to Closing set forth in Article V of this Agreement have been satisfied or waived by the appropriate party, or at such other time and place as the parties may mutually determine.

1.3 Effectiveness of the Merger. At the Closing, the parties hereto shall (i) cause the articles of merger to be executed and filed with the Secretary of State of the State of Nevada and the agreement of merger to be filed with the Secretary of State of the State of South Dakota, and (ii) take all such other and further actions as may be required by applicable provisions of the NRS and the South Dakota Limited Liability Company Act to make the Merger effective. The time when the Merger shall become effective is herein called the "**Effective Time.**"

1.4 Effect of the Merger. Upon the Effective Time, the separate existence of Merging Entity shall cease, and Surviving Corporation: (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time; (ii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Merging Entity; (iii) shall

continue to be subject to all of the debts, liabilities and obligations of Surviving Corporation as constituted immediately prior to the Effective Time; and (iv) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Merging Entity in the same manner as if Surviving Corporation had itself incurred them, all as more fully provided in Section 92A.250 of the NRS and Section 47-34A-906 of the South Dakota Limited Liability Company Act.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Articles of Incorporation. The Articles of Incorporation of Surviving Corporation, as amended, as in effect immediately prior to the Effective Time shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation after the Effective Time until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of Surviving Corporation, as amended, as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation after the Effective Time until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers.

(a) Immediately after the Effective Time, Randy Kramer, David Litzen, Thomas Schueller, Alan Rae, and Alain Vignon shall be the directors of Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with Surviving Corporation's Articles of Incorporation and Bylaws, and the incumbent directors of Surviving Corporation immediately prior to the Effective Time shall have resigned as directors of Surviving Corporation effective upon 10 days of the filing by Surviving Corporation of the Schedule 14f-1 regarding the change in the majority of its directors.

(b) Immediately after the Effective Time, the individuals set forth below shall be the officers of Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified in accordance with Surviving Corporation's Articles of Incorporation and Bylaws:

Randy Kramer -- President, Chief Executive Officer, and Chief Financial Officer

David Litzen -- Vice President of Engineering and Chief Technical Officer

Dennis Harstad -- Vice President of Plant Operations

Steve Corcoran -- Vice President of Corporate Operations

2.4 Principal Place of Business. The principal place of business of Surviving Corporation immediately after the Effective Time will be 1141 Rand Road, Suite A, Rapid City, South Dakota 57702.

III. MANNER OF CONVERSION OF STOCK

3.1 Surviving Corporation. The shares of Common Stock of Surviving Corporation issued and outstanding immediately prior to the Effective Time, other than the transaction contemplated by Section 5.1(h) below, shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of Common Stock of Surviving Corporation.

3.2 Merging Entity. As of the Effective Time, all of the issued and outstanding Membership Interests of Merging Entity shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive an aggregate of 9,900,765 fully paid and nonassessable shares of Common Stock of Surviving Corporation.

3.3 Exchange of Certificates. At the Closing, the members of Merging Entity shall surrender certificates evidencing their Membership Interests of Merging Entity, or other evidence thereof, to Surviving Corporation, and Surviving Corporation shall cause its transfer agent to issue certificates evidencing fully paid and nonassessable shares of Common Stock of Surviving Corporation in exchange for the Membership Interests in accordance with Section 3.2 above.

IV. REPRESENTATION AND WARRANTIES

4.1 Representations and Warranties of Merging Entity. Except as set forth in the Schedule of Exceptions of Merging Entity delivered with this Agreement, Merging Entity hereby warrants and represents to Surviving Corporation as of the date hereof as follows:

(a) Ownership of Membership Interests. Randy Kramer, David Litzen, Dennis Harstad, and Steve Corcoran own, beneficially and of record, free and clear of all liens, charges, claims, equities, restrictions, or encumbrances, all of the issued and outstanding membership interests of Merging Entity ("**Membership Interests**"), and have the full right, power, and authority to enter into and consummate the Merger contemplated by this Agreement, with Randy Kramer as the owner of 44% of the outstanding Membership Interests, David Litzen as the owner of 44% of the outstanding Membership Interests, Dennis Harstad as the owner of 6% of the outstanding Membership Interests, and Steve Corcoran as the owner of the remaining 6% of the outstanding Membership Interests. The Merger does not constitute a breach or violation of, or default under, any will, deed or trust, agreement, or other instrument by which Merging Entity or Randy Kramer and David Litzen are jointly or separately bound. There are no outstanding options or warrants with respect to, or privileges or rights to purchase or subscribe for, any equity interest of Merging Entity, obligations or securities issued by Merging Entity convertible into equity interests of Merging Entity, agreements providing for or relating to any purchase rights, privileges, convertible obligations, or securities to which Merging Entity is a party, or any agreements by Merging Entity to issue, sell, or acquire any of its equity interests.

(b) Subsidiaries. Except for KL Energy Services, LLC, Merging Entity does not have any wholly owned subsidiaries. Merging Entity has a majority interest in each of Western Biomass Energy, LLC (61%), KL Management, LLC (75%), KL Energy LLC (75%), Patriot Motor Fuels, LLC (75%), and KL Energy Services, LLC (75%) (collectively, the "**Controlled Companies**"). Except for its interests in the Controlled Companies, Merging Entity or it's members do not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, or other equity interest in any related entity. Other than the interests held by Jim Jandrain, all of the outstanding equity interests of each of the Controlled Companies have been transferred to, and are held by, Merging Entity.

(c) Organization, Standing and Power. Each of Merging Entity and the Controlled Companies is duly organized, validly existing, and in good standing under the laws of the their respective states of organization, and has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Each of Merging Entity and the Controlled Companies is duly qualified to do business or licensed as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned or leased and operated by it or the nature of the business conducted by it make such qualification or license necessary. Merging Entity has delivered to Surviving Corporation true

and complete copies of the Articles of Organization of Merging Entity, as amended to the date of this Agreement.

(d) Authority; Execution and Delivery; Enforceability. Merging Entity has all requisite power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated thereby. The execution and delivery by Merging Entity of this Agreement and the consummation by Merging Entity of the Merger have been duly authorized and approved by the members of Merging Entity and no other proceedings on the part of Merging Entity are necessary to authorize this Agreement and the Merger. When executed and delivered, this Agreement will be enforceable against Merging Entity in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors' rights generally and by general principals of equity.

(e) No Conflicts. The execution and delivery by Merging Entity of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Merging Entity or any of the Controlled Companies under, any provision of (i) the charter or organizational documents of Merging Entity or any of the Controlled Companies, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which Merging Entity or any of the Controlled Companies are a party or by which any of their respective properties or assets are bound or (iii) any material judgment, order or decree or material law applicable to Merging Entity or any of the Controlled Companies or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Merging Entity or any of the Controlled Companies.

(f) Taxes. Each of Merging Entity and the Controlled Companies has timely filed, or has caused to be timely filed on its behalf, all tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have material adverse effect on Merging Entity or any of the Controlled Companies. All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Merging entity or any of the Controlled Companies. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Merging Entity know of no basis for any such claim.

(g) Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting Merging Entity, or any of the Controlled Companies, or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Membership Interests of Merging Entity or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on Merging Entity or any of the Controlled Companies. Neither Merging Entity nor any of the Controlled Companies, nor, to Merging Entity's knowledge, any director, officer or manager thereof (in his or her capacity as such), is or has been the subject of any action or proceeding involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(h) Compliance with Applicable Laws. Merging Entity and the Controlled Companies are in compliance with all applicable laws, including those relating to occupational, health and safety, and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Merging Entity or any of the Controlled Companies. Merging Entity has not received any written communication during the past two years from a governmental entity that alleges that Merging Entity is not in compliance in any material respect with any applicable law.

(i) Contracts. Neither Merging Entity nor any of the Controlled Companies are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under by Merging Entity or any of the Controlled Companies) any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Merging Entity or any of the Controlled Companies.

(j) Title to Properties. Each of Merging Entity and the Controlled Companies has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Merging Entity or any of the Controlled Companies have leasehold interests, are free and clear of all liens except for liens that, in the aggregate, do not and will not materially interfere with the ability of Merging Entity and the Controlled Companies to conduct business as currently conducted. Merging Entity and the Controlled Companies have complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

(k) Intellectual Property. Merging Entity and the Controlled Companies own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "**Intellectual Property Rights**") which are material to the conduct of the business of Merging Entity and the Controlled Companies taken as a whole. There are no claims pending or, to the knowledge of Merging Entity, threatened that Merging Entity or the Controlled Companies are infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the actual knowledge of the officers and members of Merging Entity, no person is infringing the rights of Merging Entity or the Controlled Companies with respect to any Intellectual Property Right.

(l) Labor Matters. There are no collective bargaining or other labor union agreements to which Merging Entity or any of the Controlled Companies are a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Merging Entity, is imminent with respect to any of the employees of Merging Entity or any of the Controlled Companies.

(m) Financial Statements. Merging Entity has previously delivered to Surviving Corporation its audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 (collectively, the "**Audited Financial Statements**") and its unaudited consolidated balance sheet as of June 30, 2008, unaudited consolidated statements of operations and cash flows for the six months ended June 30, 2008 and 2007, and unaudited statements of stockholders' equity through June 30, 2008 (collectively, the "**Unaudited Financial Statements**," and together with the Audited Financial Statements, the "**Merging Entity Financial Statements**"). The Merging Entity Financial Statements comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (the "**SEC**") with respect thereto. The Merging Entity Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated ("**GAAP**"), except as may be otherwise

specified in such financial statements or the notes thereto and except that the Merging Entity Financial Statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Merging Entity and the Controlled Companies as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the Unaudited Financial Statements, to normal, year-end audit adjustments.

(n) Undisclosed Liabilities. Except as set forth in the Merging Entity Financial Statements, Merging Entity does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2007, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Merging Entity Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a material adverse effect on Merging Entity or the Controlled Companies.

(o) Insurance. Merging Entity and the Controlled Companies are insured by insurers of recognized financial responsibility against such losses and risks in accordance with any applicable laws under their respective jurisdictions of organization and in such amounts as are customary in the businesses in which Merging Entity and the Controlled Companies are engaged and in the geographic areas where they engage in such businesses. Merging Entity has not received any written notice that it will not be able to renew its and the Controlled Companies' existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for their respective businesses.

(p) Investment Company. Merging Entity is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(q) Disclosure. Merging Entity's representations and warranties set forth in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.2 Representation and Warranties of Surviving Corporation. Except as set forth in the Schedule of Exceptions of Surviving Corporation delivered with this Agreement or as otherwise set forth in the SEC Documents (as defined in Section 4.2(e) below), Surviving Corporation hereby warrants and represents to Merging Entity as of the date hereof as follows:

(a) Organization, Standing and Power. Surviving Corporation is duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Surviving Corporation, a material adverse effect on the ability of Surviving Corporation to perform its obligations under this Agreement or on the ability of Surviving Corporation to consummate the Merger. Surviving Corporation is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary. Surviving Corporation has delivered to Merging Entity true and complete copies of the Articles of Incorporation of Surviving Corporation, as amended to the date of this Agreement, and the Bylaws of Surviving Corporation, as amended to the date of this Agreement.

(b) Capitalization. As of immediately before the Effective Time and before giving effect to the transactions contemplated by this Agreement (including those described in Sections 5.1(e) and 5.2(f) below), the authorized capital stock of Surviving Corporation consists of one hundred fifty million (150,000,000) shares of Common Stock of Surviving Corporation, par value of $0.001 per share, and fifteen million three hundred ninety-thousand (15,390,000) shares of Common Stock of Surviving Corporation are issued and outstanding. Except as set forth above and except as contemplated by the Private Placement (as defined in Section 5.2(f) below), no shares of capital stock or other voting securities of the Surviving Corporation are issued, reserved for issuance, or outstanding. All outstanding shares of the capital stock of Surviving Corporation are, and all such shares that may be issued prior to the Closing, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and except as contemplated by the Private Placement and except for certain convertible promissory notes convertible at the closing of the Private Placement, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Surviving Corporation is a party or by which it is bound (i) obligating Surviving Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Surviving Corporation or (ii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Surviving Corporation. As of the date of this Agreement, there are no outstanding contractual obligations of Surviving Corporation to repurchase, redeem or otherwise acquire any shares of capital stock of Surviving Corporation.

(c) Authority; Execution and Delivery; Enforceability. The execution and delivery by Surviving Corporation of this Agreement and the consummation by Surviving Corporation of the Merger have been duly authorized and approved by the Board of Directors and the shareholders of Surviving Corporation and no other corporate proceedings on the part of Surviving Corporation are necessary to authorize this Agreement and the Merger. This Agreement constitutes a legal, valid and binding obligation of Surviving Corporation , enforceable against Surviving Corporation in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors' rights generally and by general principals of equity.

(d) No Conflicts. The execution and delivery by Surviving Corporation of this Agreement, does not, and the consummation of the Merger and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of Surviving Corporation under, any provision of (i) the charter documents of Surviving Corporation, (ii) any material contract to which Surviving Corporation is a party or by which any of its properties or assets is bound or (iii) any material judgment or material law applicable to Surviving Corporation or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Surviving Corporation.

(e) SEC Documents. Surviving Corporation has filed all reports, schedules, forms, statements and other documents required to be filed by Surviving Corporation with the SEC since August 20, 2007, pursuant to Sections 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934 (the

"**Exchange Act**") (the "**SEC Documents**"). As of its respective filing date, each SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Surviving Corporation included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Surviving Corporation as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, Surviving Corporation has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(f) Taxes. Surviving Corporation has timely filed, or has caused to be timely filed on its behalf, all tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Surviving Corporation. All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Surviving Corporation. The most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by Surviving Corporation (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any taxes has been proposed, asserted or assessed against Surviving Corporation, and no requests for waivers of the time to assess any such taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Surviving Corporation.

(g) Litigation. There is no action which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on Surviving Corporation. Neither Surviving Corporation nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(h) Compliance with Applicable Laws. Surviving Corporation is in compliance with all applicable laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Surviving Corporation. Surviving Corporation has not received any written communication during the past two years from a governmental entity that alleges that Surviving Corporation is not in compliance in any material respect with any applicable law. Surviving Corporation is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to

it, except where such noncompliance could not have or reasonable be expected to result in a material adverse effect on Surviving Corporation.

(i) Contracts. Except as disclosed in the SEC Documents, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Surviving Corporation taken as a whole. Surviving Corporation is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Surviving Corporation.

(j) Title to Properties. Surviving Corporation has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Surviving Corporation has leasehold interests, are free and clear of all liens except for liens that, in the aggregate, do not and will not materially interfere with the ability of Surviving Corporation to conduct business as currently conducted. Surviving Corporation has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

(k) Intellectual Property. Surviving Corporation owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of Surviving Corporation taken as a whole. No claims are pending or, to the knowledge of Surviving Corporation, threatened that Surviving Corporation is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Surviving Corporation , no person is infringing the rights of Surviving Corporation with respect to any Intellectual Property Right.

(l) Transactions With Affiliates and Employees. Except as set forth in the SEC Documents, none of the shareholders, officers or directors of Surviving Corporation, or any affiliate of any such person, and, to the knowledge of Surviving Corporation, none of the employees of Surviving Corporation is presently a party to any transaction with Surviving Corporation (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any shareholder, officer, director or such employee or, to the knowledge of Surviving Corporation, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(m) Investment Company. Surviving Corporation is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(n) Disclosure. All disclosure provided to Merging Entity and the members of Merging Entity regarding Surviving Corporation, its business and the transactions contemplated hereby, furnished by or on behalf of Surviving Corporation (including Surviving Corporation's representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(o) Certain Registration Matters. Except for the registration rights granted to the investors in the Private Placement, Surviving Corporation has not granted or agreed to grant to any

person any rights (including "piggy back" registration rights) to have any securities of Surviving Corporation registered with the SEC or any other governmental authority that have not been satisfied.

(p) Listing and Maintenance Requirements. Surviving Corporation is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock of Surviving Corporation on the trading market on which the Common Stock is currently listed or quoted. The issuance of the shares of Common Stock of Surviving Corporation under this Agreement does not contravene the rules and regulations of the trading market on which the Common Stock is currently listed or quoted.

V. CONDITIONS TO THE MERGER

5.1 Merging Entity Conditions Precedent. The obligations of Merging Entity to consummate the Merger is subject, at the option of Merging Entity, to the fulfillment on or prior to the Closing of the following conditions:

(a) Representations and Covenants. The representations and warranties of Surviving Corporation contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the date of the Closing. Surviving Corporation shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Surviving Corporation on or prior to the Closing.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Merger or to seek damages or a discovery order in connection with the Merger, or which has or may have a material adverse effect on Surviving Corporation.

(c) No Material Adverse Effect. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2008 that has had or is reasonably likely to cause a material adverse effect on Surviving Corporation.

(d) Resignations of Officers and Directors. The officers of Surviving Corporation in office immediately prior to the Closing shall have resigned as officers of Surviving Corporation effective as of the Effective Time, and the directors of Surviving Corporation shall have resigned as directors of Surviving Corporation effective upon 10 days of the filing by Surviving Corporation of the Schedule 14f-1 regarding the change in the majority of its directors. Merging Entity shall have received letters of resignation in form and substance satisfactory to Merging Entity from such persons.

(e) Cancellation of Common Stock. The shareholders of Surviving Corporation shall have taken all necessary action to cancel 12,000,000 shares of Common Stock of Surviving Corporation.

(f) Shareholder Approval. The shareholders of Surviving Corporation shall have approved the Merger.

(g) Indemnity. Merging Entity shall have received an indemnity executed by Ahmad Galal, the sole director and officer of Surviving Corporation as of immediately prior to the Merger, in form and substance satisfactory to Merging Entity.

(h) Consents. All consents required to be obtained by Surviving Corporation to effect the Merger shall have been obtained.

5.2 Surviving Corporation Conditions Precedent. The obligations of Surviving Corporation to consummate the Merger is subject, at the option of Surviving Corporation, to the fulfillment on or prior to the Closing of the following conditions:

(a) Representations and Covenants. The representations and warranties of Merging Entity contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the date of the Closing. Merging Entity shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Merging Entity on or prior to the Closing.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Merger or to seek damages or a discovery order in connection with the Merger, or which has or may have a material adverse effect on Merging Entity.

(c) No Material Adverse Effect. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2008 that has had or is reasonably likely to cause a material adverse effect on Merging Entity.

(d) Member Approval. The members of Merging Entity shall have approved the Merger.

(e) Consents. All consents required to be obtained by Merging Entity to effect the Merger shall have been obtained.

(f) Completion of Private Placement. Surviving Corporation shall have completed a private placement of its securities (or an initial closing thereof) prior to or simultaneously or following with the Closing (the "**Private Placement**").

(g) Employment Agreements. Each of Randy Kramer, David Litzen, Steve Corcoran, and Dennis Harstad shall have entered into an employment agreement in the form mutually approved by Surviving Corporation and the respective individuals, effective as of the Effective Time.

VI. GENERAL

6.1 Additional Covenants of Surviving Corporation. Surviving Corporation agrees and covenants, without the unanimous approval of its board of directors, not to use the proceeds from the Private Placement (as defined in Section 5.2(f)) or from any subsequent closings thereof and the proceeds from the conversion of convertible notes issued by Merging Entity to retire or pay any debt or liabilities owed to Surviving Corporation's insiders or related parties. In addition, Surviving Corporation agrees and covenants that the Form 8-K in substantially the form attached to this Agreement shall be the Form 8-K filed by Surviving Corporation for purposes of reporting the transactions contemplated by this Agreement and that a Schedule 14f-1 containing substantially the same information as the Form 8-K shall be filed by Surviving Corporation.

6.2 Further Assurances. Each party shall use its respective commercially reasonable efforts to take or cause to be taken by it such further and other actions as shall be appropriate or necessary

to vest or perfect in or conform of record or otherwise by Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Merging Entity and otherwise to carry out the purposes of this Agreement and consummate the Merger.

6.3 Abandonment; Termination. At any time before the Closing, this Agreement may be terminated by mutual written consent of Surviving Corporation and Merging Entity for any reason whatsoever, notwithstanding the approval of this Agreement by the members of Merging Entity or the shareholders of Surviving Corporation. Surviving Corporation may terminate this Agreement by giving written notice to Merging Entity at any time prior to the Closing (i) in the event Merging Entity has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Surviving Corporation has notified Merging Entity of the breach, and the breach has continued without cure for a period of five days after the notice of breach, or (ii) by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from Surviving Corporation itself breaching any representation, warranty, or covenant contained in this Agreement). Merging Entity may terminate this Agreement by giving written notice to Surviving Corporation at any time prior to the Closing (i) in the event Surviving Corporation has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Merging Entity has notified Surviving Corporation of the breach, and the breach has continued without cure for a period of five days after the notice of breach, or (ii) by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Merging Entity itself breaching any representation, warranty, or covenant contained in this Agreement). In the event of the termination of this Agreement, the Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective Board of Directors or shareholders with respect thereto.

6.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Surviving Corporation and Merging Entity. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either the party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Nevada.

6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, Merging Entity and Surviving Corporation have caused this Agreement and Plan of Merger to be executed as of the day and year first above written.

KL ENERGY CORPORATION,
a Nevada corporation

By: /s/ Ahmad Galal
Ahmad Galal, President and Chief Executive Officer

KL PROCESS DESIGN GROUP, LLC,
a South Dakota limited liability company

By: /s/ Randy Kramer
Randy Kramer, President and Member

By: /s/ David Litzen
David Litzen, Member

By: /s/ Dennis Harstad
Dennis Harstad, Member

By: /s/ Steve Corcoran
Steve Corcoran, Member